Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
March 12, 2024	(804) 217-5897

DYNEX CAPITAL, INC. ANNOUNCES
THE APPOINTMENTS OF ANDREW GRAY AND ALEXANDER CRAWFORD
TO ITS BOARD OF DIRECTORS

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) (the “Company”) announced today that its Board of Directors (the “Board”) has appointed Andrew Gray and Alexander Crawford as independent directors, effective March 6, 2024. Mr. Gray has been appointed to the Audit Committee, Compensation Committee, and Investment Committee, and Mr. Crawford has been appointed to the Audit Committee, Compensation Committee, Strategy Committee, and Investment Committee. Today's announcement reflects the Company’s continued commitment to ongoing director refreshment.

The Board also announced the resignation of Board members Michael Hughes, who served on the Board since 2010, and Robert Salcetti, who served on the Board since 2013, effective March 11, 2024. Following the appointment of Mr. Gray and Mr. Crawford, the Board will comprise six directors, four of whom are independent.

“Our Board of Directors and management team are excited to welcome Andrew and Alec, and are confident that their additions will build on and further diversify the skills, expertise, and backgrounds of Dynex’s Board,” said Byron Boston, CEO and Chairman of the Board, “They are experienced leaders with decades-long careers across financial services and risk management, and we look forward to working with them to support the continued development and execution of our operational and growth strategy in an increasingly complex macroeconomic environment. Particularly, Andrew’s strong track record of guiding company leadership teams on business strategy and regulatory compliance and Alec’s deep knowledge of leveraging technology and artificial intelligence in financial services will help us better serve our shareholders into the future.”

Mr. Boston added, “On behalf of the entire Dynex team, I also want to thank Messrs. Hughes and Salcetti for their years of service and valuable contributions to our company. Their support has been integral to the Company’s ability to adapt to market shifts and drive industry-leading returns. ”

Background on Board Appointees

Mr. Gray brings over 30 years of leadership experience in the financial services industry across business and profit and loss management, strategy, finance, risk, and technology. Most recently, Mr. Gray served as Group Chief Risk Officer for Depository Trust and Clearing Corporation (“DTCC”) where he transformed the risk function and drove significant improvements in market, liquidity, credit, and non-financial risk capabilities, including cybersecurity, business continuity, data management, and operational risk. He started with DTCC in 2009 leading the firm’s core businesses in clearance, settlement, asset services and trade processing. During his tenure at DTCC, he also chaired and served on subsidiary boards. Previously, Mr. Gray spent over a decade at Merrill Lynch in global roles across business management, strategy, finance and technology. He began his career with Booz Allen & Hamilton leading consultant teams that served financial services clients around the world. Currently, Mr. Gray is an Executive Advisor with MyNextSeason and serves as a member of the Board of Trustees for the Global Association of Risk Professionals. He earned a Master of Government Administration from the University of Pennsylvania and a Bachelor of Science in Mechanical Engineering from the Massachusetts Institute of Technology.

Exhibit 99.1
Mr. Crawford has over 30 years of experience in financial research, investing, risk management, and technology management at some of the largest and most respected financial institutions in the world, including Goldman Sachs and Morgan Stanley. He retired in 2022 as a Partner and Chief Investment Risk Officer from Lord, Abbett and is now a Limited Partner there. He helped pioneer and then focused extensively on mortgage backed securities (MBS) throughout his career. His MBS research has appeared in numerous publications, including Frank Fabozzi’s Handbook of Fixed Income Securities. As the Founder and CEO of Artificial Intelligence Risk, Inc., he created a governance, risk, compliance, and cybersecurity platform for organizations to use artificial intelligence. Alec is a thought leader on making AI effective, safe and ethical and has written extensively on the topic. Alec received a B.S. in computer science from Harvard University and built neural networks and AI expert systems as part of his undergraduate thesis.

Company Description

Dynex Capital, Inc. is a financial services company committed to ethical stewardship of stakeholders' capital, employing comprehensive risk management and disciplined capital allocation to generate dividend income and long-term total returns through the diversified financing of real estate assets in the United States. Dynex operates as a REIT and is internally managed to maximize stakeholder alignment. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.